EXHIBIT 16.1

Windes & McClaughry Accountancy Corporation
18201 Von Karman Avenue, Suite 1060
Irvine, California 92612

May13, 2008

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by New Motion, Inc. (the Company), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated May 7, 2008 and expected to be filed on or about May 13, 2008.

Except as described below in our comments, we agree with the other statements concerning Windes & McClaughry Accountancy Corporation in Item 4.01(A) of such Form 8-K.

Part (a)(iii) - We have no basis to agree or disagree with the statement that the dismissal of Windes & McClaughry Accountancy Corporation was approved by the Company’s Audit Committee.

Part (a)(v) - Windes & McClaughry Accountancy Corporation has no basis to agree or disagree with management’s responses to the material weaknesses in internal control reported in the Form 8-K, whether such responses fully address those material weaknesses, or whether management’s responses do/will in fact remediate such material weaknesses in internal control.

Very truly yours,

/s/ Windes & McClaughry Accountancy Corporation

Windes & McClaughry Accountancy Corporation